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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):      November 12, 2002

Surg II, Inc.

(Exact Name of registrant as specified in its chapter)

Minnesota	0-16686	58 1486040

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402

(Address of principal executive offices & Zip Code)

(612) 333-0614

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

On November 12, 2002, Surg II, Inc. and its wholly owned subsidiary, CQ Acquisition, Inc., entered into a Merger Agreement with Chiral Quest, LLC contemplating the merger of Chiral Quest into CQ Acquisition with CQ Acquisition being the surviving corporation in the merger. A copy of the Merger Agreement is filed as an exhibit to this current report on Form 8-K. The following discussion is qualified in its entirety by reference to the Merger Agreement.

Chiral Quest is a development stage company engaged in chemical research and is focused on commercializing patented technology licensed to Chiral Quest by The Penn State Research Foundation, the technology development arm of the Pennsylvania State University. The technology is being marketed to pharmaceutical and fine chemical companies as a means of reducing costs of producing pharmaceuticals and other compounds.

Management of Chiral Quest has indicated the merger will provide the surviving corporation with financial resources necessary to continue the development and marketing of the Chiral Quest products and services. Chiral Quest is a Pennsylvania limited liability company with approximately 40 members, including The Penn State Research Foundation.

Immediately following the merger, it is expected that the members of Chiral Quest will own approximately two-thirds of the then outstanding shares of Surg II, Inc. in exchange for their membership interests.

The completion of the merger is subject to certain conditions, including but not limited to the continued accuracy of warranties and representations made by all parties to the Merger Agreement and the requirement that Surg II, Inc. continue to maintain at least $3,000,000 in net assets consisting of cash. For a complete understanding of the conditions precedent to the merger and other terms of the Merger Agreement, reference is made to the full text of that Merger Agreement made an exhibit to this current report on Form 8-K.

In addition, consummation of the merger is subject to the approval by Surg II, Inc.’s shareholders of an amendment to Surg II, Inc.’s Articles of Incorporation to increase its authorized capitalization from 5,000,000 to 50,000,000 shares, primarily in order to facilitate the merger. Surg II, Inc. will also request approval by its shareholders to change its name to Chiral Quest, Inc. It is expected that these actions will be taken at a special meeting of shareholders planned to be held in January 2003.

Upon the successful completion of the merger, Surg II, Inc. will issue to Key West Associates, LLC, or its designees, a warrant to purchase 550,000 shares of Surg II, Inc. common stock exercisable for a period of five years at a purchase price of $1.25 per share. Such warrant will be issued in consideration of the identification of Chiral Quest as a candidate for acquisition by Surg II, Inc.

The foregoing discussion contains forward looking statements which are not historical in nature. Specifically, there can be no assurance that the conditions to the merger will be satisfied or that the merger will be completed. If the merger is completed, there can be no assurance that the cash assets of Surg II, Inc. will be adequate to provide the surviving corporation with sufficient financial resources to continue the development and marketing of the Chiral Quest products and services.

Item 7. Financial Statements and Exhibits.

(c) Exhibits

2.1	Merger Agreement by and among Surg II, Inc., CQ Acquisition, Inc. and Chiral Quest, LLC dated as of November 12, 2002.

Dated: November 27, 2002	SURG II, INC

	By:	/s/ Kenneth W. Brimmer

Kenneth W. Brimmer, President and
Chief Executive Officer

EXHIBIT INDEX

2.1	Merger Agreement by and among Surg II, Inc., CQ Acquisition, Inc. and Chiral Quest, LLC dated as of November 12, 2002.